Exhibit 99.1

eFFECTOR Therapeutics Reports Second Quarter

2023 Financial Results and Provides Corporate Update

Positive data update from Phase 2 expansion cohort evaluating zotatifin combined with fulvestrant and abemaciclib (ZFA triplet) in estrogen receptor-positive (ER+) metastatic breast cancer (mBC) presented at the American Society of Clinical Oncology (ASCO) Annual Meeting 2023

Continued progress in dose-escalation study with zotatifin in combination with fulvestrant in ER+ mBC, with data anticipated in the second half of 2023

Raised $16.2 million in gross proceeds from two registered direct financings, extending cash runway into second quarter of 2024

SOLANA BEACH and REDWOOD CITY, Calif., August 8, 2023 – eFFECTOR Therapeutics, Inc. (NASDAQ: EFTR), a leader in the development of selective translation regulator inhibitors (STRIs) for the treatment of cancer, today reported financial results for the second quarter ended June 30, 2023 and provided a corporate update.

“It was another productive quarter for eFFECTOR as we made considerable progress on all fronts,” remarked Steve Worland, Ph.D., president and chief executive officer of eFFECTOR. “The data presented at ASCO was a significant milestone for the zotatifin program, with substantially greater activity observed with the ZFA triplet than we would have expected in such heavily pretreated patients with just fulvestrant and abemaciclib. While still immature, we are encouraged by the emerging PFS data for the ZFA triplet and look forward to disclosing mature PFS data along with further dose escalation data later this year. We are now focusing on defining our registrational path for zotatifin in ER+ mBC and believe that the drug can be positioned as a second line therapy in multiple patient segments, with and without defined resistance mutations.”

“The randomized Phase 2b KICKSTART clinical trial of tomivosertib combined with pembrolizumab for the treatment of non-small cell lung cancer (NSCLC) continues to progress, with an anticipated data readout in the second half of 2023,” continued Dr. Worland. “In addition, we are thrilled to welcome Dr. Gary Chiang back to eFFECTOR as the Vice President of Translational Science, as we continue to build up internal expertise to support both tomivosertib and zotatifin development programs. Lastly, we bolstered our balance sheet by raising over $16.0 million during the quarter, which now extends our cash runway into the second quarter of 2024.”

Pipeline Highlights

Tomivosertib (eFT508): eFFECTOR’s wholly owned, highly selective MNK inhibitor designed to enhance anti-tumor immune activity by activating T cells, delaying their exhaustion, and expanding the pool of central memory T cells:

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Enrollment continues in Phase 2b KICKSTART trial in NSCLC. eFFECTOR’s KICKSTART trial is continuing to enroll patients with PD-L1 expression ≥50% who will receive tomivosertib or placebo in combination with pembrolizumab as their initial therapy for metastatic disease. Topline data are anticipated in the second half of 2023.

Zotatifin (eFT226): eFFECTOR’s wholly-owned potent and selective inhibitor of mRNA helicase eIF4A designed to downregulate expression of key oncoproteins and cell cycle proteins that drive tumor growth and resistance:

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Positive clinical data for ZFA triplet in ER+ breast cancer was presented at ASCO Annual Meeting 2023 in June, with partial responses seen in 26% of patients. New interim data were presented on the fully enrolled expansion cohort of patients (n=20) who received the ZFA triplet with zotatifin dosed at 0.07 mg/kg on Days 1 and 8 of 21-day cycles. Patients were heavily pre-treated, having received a median of four prior lines of therapy for metastatic disease. Five out of 19 (26%) RECIST-evaluable patients achieved a partial response (PR), including four confirmed and one unconfirmed. All five patients who achieved a PR had previously progressed on prior CDK4/6 and fulvestrant treatments, and all five had received one or more prior lines of chemotherapy. Efficacy results exceeded our expectations for fulvestrant and abemaciclib (FA doublet) in such heavily pre-treated patients after CDK4/6, endocrine and/or chemotherapies. The ZFA triplet was generally well tolerated, with three patients discontinuing due to adverse events (AEs) of any cause, and the large majority of AEs being Grade 1 or 2. Mature PFS data from the ZFA cohort is anticipated in the second half of 2023.

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On track to report topline data from dose escalation in the second half of 2023. Favorable safety results generated to date have allowed resumption of dose escalation to determine the recommended Phase 2 dose of zotatifin combined with fulvestrant (ZF doublet). Topline data from dose escalation are anticipated in the second half of 2023.

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Collaboration with Stanford Medicine on investigator-initiated randomized Phase 2 study in patients with ER+ breast cancer. This trial, being led by Jennifer Caswell-Jin, M.D., Assistant Professor of Medicine at Stanford Medicine, is bringing to the clinic the science of integrative subgroups of breast cancer, building on work done by Christian Curtis, Ph.D., Professor of Medicine, Genetics, and Biomedical Data Science, and Director of Artificial Intelligence and Cancer Genomics at Stanford Medicine. Zotatifin will be tested in specific genomically-defined subgroups, including standard risk patients as well as high-risk patients carrying specific markers predictive of relapse.

Business Highlights

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$16.2 million in gross proceeds raised from two registered direct financings, extending cash runway into second quarter of 2024. eFFECTOR completed two registered direct financings during the second quarter of 2023. The first financing closed on May 31, 2023, and included the sale of an aggregate of 11,450,382 shares of common stock (or common stock equivalents in lieu thereof), at a purchase price of $0.655 per share (or common stock equivalent in lieu thereof), and unregistered warrants to purchase up to an aggregate of 11,450,382 shares of common stock with an exercise price of $0.53 per share. The second financing closed on June 8, 2023, and included the sale of an aggregate of 7,764,445 shares of common stock (or common stock equivalents in lieu thereof), at a purchase price of $1.125 per share (or common stock equivalent in lieu thereof), and unregistered warrants to purchase up to an aggregate of 7,764,445 shares of common stock with an exercise price of $1.00 per share. With the completion of the two financings, eFFECTOR has extended the previously anticipated cash runway from first quarter of 2024 into the second quarter of 2024.

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eFFECTOR hired Gary Chiang, Ph.D., as Vice President of Translational Science. eFFECTOR welcomes back Gary Chiang, Ph.D., as Vice President of Translational Science. Dr. Chiang brings over 20 years of experience in drug discovery and cancer research. He most recently served as Executive Director, Head of Biology at Erasca, Inc., and previously held the position of Executive Director, Cancer Biology at eFFECTOR, where he led pre-clinical and translational efforts on the tomivosertib and eIF4E programs. Prior to eFFECTOR, Dr. Chiang was Senior Group Leader, Oncology Discovery at AbbVie. Earlier in his career, Dr. Chiang was a research assistant professor at the Sanford-Burnham Medical Research Institute following a NIH-NRSA postdoctoral fellowship. He completed his Ph.D. in Biology at the University of California, San Diego / Salk Institute for Biological Studies and he received his B.S. with distinction in Biochemistry from the University of Illinois at Urbana-Champaign.

Second Quarter 2023 Financial Results

Cash Position and Guidance: eFFECTOR had cash, cash equivalents, and short-term investments totaling $25.0 million as of June 30, 2023, compared to $19.0 million as of March 31, 2023. eFFECTOR completed two registered direct financings during the second quarter of 2023, with aggregate gross proceeds totaling $16.2 million. eFFECTOR anticipates that its current cash, cash equivalents and short-term investments will be sufficient to fund operations into the second quarter of 2024.

Research and Development (R&D) Expenses: R&D expenses were $4.9 million for the quarter ended June 30, 2023, compared to $6.9 million for the same quarter of 2022. This decrease for the quarter was due to lower external development expenses primarily associated with the timing of clinical trial activities and manufacturing related activities for both the tomivosertib and zotatifin programs. R&D expenses included approximately $0.5 million and $0.7 million of non-cash stock compensation expense in the quarters ended June 30, 2023 and 2022, respectively.

General and Administrative (G&A) Expenses: G&A expenses were $3.0 million for each of the quarters ended June 30, 2023 and 2022. Employee related costs increased by approximately $0.2 million for the three months ended June 30, 2023 compared to the same period in 2022, due to higher non-cash stock compensation and bonus expense, along with a $0.2 million increase in legal and patent costs, offset by a reduction of $0.4 million in relation to D&O insurance for the three months ended June 30, 2023 compared to the same period in 2022. G&A expenses included approximately $0.7 million and $0.6 million of non-cash stock compensation expense in the quarters ended June 30, 2023 and 2022, respectively.

Other Income (Expense): Other expense was $0.5 million for the quarter ended June 30, 2023 and other income for the quarter ended June 30, 2022 was $1.0 million. Other expense in the quarter ended June 30, 2023 consisted primarily of interest expense associated with the company’s term loans, which was partially offset by interest income. Other income in the quarter ended June 30, 2022 consisted primarily of income related to the change in fair value of the company’s earn-out liability for the period, partially offset by interest expense associated with the company’s term loans. The fair value of the share earn-out liability of $1.4 million at March 31, 2022 was remeasured at $0.1 million as of June 30, 2022 and $6 thousand as of June 30, 2023.

Net Loss: Net loss was $8.4 million, or $0.17 per basic and diluted share, for the quarter ended June 30, 2023, as compared to $6.9 million, or $0.17 per basic and diluted share, for the same quarter of 2022.

About eFFECTOR Therapeutics

eFFECTOR is a clinical-stage biopharmaceutical company pioneering the development of a new class of oncology drugs referred to as STRIs. eFFECTOR’s STRI product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase interacting kinase (MNK). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes. Each of eFFECTOR’s product candidates is designed to act on a single protein that drives the expression of a network of functionally related proteins, including oncoproteins and immunosuppressive proteins in T cells, that together control tumor growth, survival and immune evasion. eFFECTOR’s lead product candidate, tomivosertib, is a MNK inhibitor currently being evaluated in KICKSTART, a randomized, double-blind, placebo-controlled Phase 2b trial of tomivosertib in combination with pembrolizumab in patients with metastatic non-small cell lung cancer (NSCLC). Zotatifin, eFFECTOR’s inhibitor of eIF4A, is currently being evaluated in Phase 2a expansion cohorts in certain biomarker-positive solid tumors, including ER+ breast cancer and KRAS-mutant NSCLC. eFFECTOR has a global collaboration with Pfizer to develop inhibitors of a third target, eIF4E.

Forward-Looking Statements

eFFECTOR cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the future clinical development of our product candidates, including expectations on enrollment and the timing of reporting data from ongoing clinical trials; the planned expanded development of zotatifin and the timing thereof; the potential therapeutic benefits of our product candidates; and the sufficiency of our capital resources to fund operations into the second quarter of 2024 and allow clinical data readouts and the expansion of our clinical development programs. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and more patient data become available; potential delays in the commencement, enrollment and completion of clinical trials; our dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of our clinical trials and preclinical studies for our product candidates is uncertain; we may use our capital resources sooner than expected and they may be insufficient to allow clinical trial readouts; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; our ability to obtain and maintain intellectual property protection for our product candidates; any future impacts to our business resulting from inflation or the conflict between Russia and Ukraine or other geopolitical developments outside our control; and other risks described in our prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

eFFECTOR Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,714	$8,708
Short-term investments	10,305	17,602
Prepaid expenses and other current assets	956	1,704

Total current assets	25,975	28,014

Property and equipment, net	216	241
Operating lease right-of-use assets	83	111
Other assets	615	711

Total assets	$26,889	$29,077

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,451	$1,486
Accrued expenses	1,923	3,368
Current term loans, net	19,216	19,061
Accrued final payment on term loans, current	1,100	1,100
Lease liabilities, current portion	69	60

Total current liabilities	23,759	25,075

Other accrued liabilities, non-current	484	—
Earn-out liability	6	6
Non-current warrant liability	40	40
Non-current lease liabilities	25	60

Total liabilities	24,314	25,181

Stockholders’ equity:
Preferred stock	—	—
Common stock	6	4
Additional paid-in capital	164,512	147,476
Accumulated other comprehensive income (loss)	1	(18)
Accumulated deficit	(161,944)	(143,566)

Total stockholders’ equity	2,575	3,896

Total liabilities and stockholders’ equity	$26,889	$29,077

eFFECTOR Therapeutics, Inc.

Condensed Consolidated Statement of Operations and Comprehensive loss

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		S ix Months Ended June 30,
	2023	2022	2023	2022
Grant revenue	$—	$2,011	$—	$2,011
Operating expenses:
Research and development	4,881	6,919	11,490	10,031
General and administrative	2,974	2,973	5,901	6,409

Total operating expenses	7,855	9,892	17,391	16,440

Operating loss	(7,855)	(7,881)	(17,391)	(14,429)
Other income (expense)
Interest income	227	64	453	88
Interest expense	(722)	(505)	(1,411)	(983)
Other income (expense), net	(14)	123	(29)	(563)
Change in fair value of earn-out liability	—	1,284	—	12,041

Other income (expense)	(509)	966	(987)	10,583

Net loss	(8,364)	(6,915)	(18,378)	(3,846)
Other comprehensive income (loss)	—	(32)	19	(82)

Comprehensive loss	$(8,364)	$(6,947)	$(18,359)	$(3,928)

Net loss per share, basic and diluted	$(0.17)	$(0.17)	$(0.41)	$(0.09)

Weighted-average common shares outstanding, basic and diluted	47,828,631	41,118,727	44,930,987	40,984,273

Contacts:

Investors:		Media:
Christopher M. Calabrese Managing Director LifeSci Advisors 917-680-5608 ccalabrese@lifesciadvisors.com	Kevin Gardner Managing Director LifeSci Advisors 617-283-2856 kgardner@lifesciadvisors.com	Mike Tattory Account Supervisor LifeSci Communications 609-802-6265 mtattory@lifescicomms.com

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